UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Dillard’s Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
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SUPPLEMENT TO PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

This supplement (“Supplement”) relates to the notice of annual meeting of stockholders and proxy statement (the “Proxy Statement”) of Dillard’s, Inc., a Delaware corporation (“Dillard’s”, “we”, “us” or the “Company”), previously filed by us with the Securities and Exchange Commission (“SEC”) on April 4, 2025 and furnished to our stockholders in connection with the solicitation of proxies by our board of directors (the “Board”) for the 2025 annual meeting of stockholders (the “Annual Meeting”) to be held on May 17, 2025, or any postponement or adjournment thereof. Except as supplemented by the information contained herein, this Supplement does not revise or update any of the information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

The purpose of this Supplement is to advise our stockholders that Warren A. Stephens, who has served as a member of our Board since May 2002 and was nominated for election as a director at the Annual Meeting, has informed us that he wishes to resign following his confirmation as the United States Ambassador to the United Kingdom. Mr. Stephens resigned effective as of April 29, 2025 and informed the Company that he will not stand for election at the Annual Meeting. His resignation was not due to any disagreement with the Company regarding the Company’s operations, policies or practices.

The Board has not designated a substitute nominee for Mr. Stephens. The seat on the Board that he previously occupied will remain vacant until such time as his replacement is elected in accordance with the Company’s Bylaws.

If you have already voted and do not wish to change your vote, you do not need to do anything. Your votes will be tabulated as you previously instructed, except that votes with respect to Mr. Stephens as a Class B nominee for election as a director will be disregarded. You may revoke your proxy or change your vote by following the procedures described in the Proxy Statement. If you have not already voted, you may do so by following the procedures described in the Proxy Statement, and your vote with respect to the five Class A nominees for election as directors and/or the nine remaining Class B nominees for election as directors, as applicable, will be tabulated accordingly. If you are a Class B stockholder, any hard copy proxy card or voting instruction form that you may have received previously will not be updated to reflect the withdrawal of Mr. Stephens as a director nominee and may continue to be used to vote shares in connection with the Annual Meeting.

We urge stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the Proxy Statement.

The Board continues to recommend that you vote “FOR” the election to the Board of each of the five Class A nominees and nine remaining Class B nominees.